Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(800) 653-6104

PENNSYLVANIA COMMERCE BANCORP

CORE DEPOSITS GROW 20%, LOANS INCREASE 19%

January 23, 2007 - Harrisburg, PA - Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, and loans for the fourth quarter of 2006, announced Gary L. Nalbandian, Chairman.

2006 FINANCIAL HIGHLIGHTS

	Year Ended
	12/31/06		12/31/05		% Change
	(Dollars in millions, except per share data)

* Total Assets:	$1.87	Billion	$1.64	Billion	14%

* Total Core Deposits:	1.58	Billion	1.31	Billion	20%

* Total Loans (net):	973	Million	815	Million	19%

* Total Revenues:	71.5	Million	65.1	Million	10%

* Net Income:	7.3	Million	8.8	Million	(18)%

*Diluted Net Income Per Share	$1.12		$1.38		(19)%

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total assets increased to $1.9 billion, up 14%.

➢	Core deposits grew $268 million, or 20%, for the year.

➢	Commercial core deposits grew 34% to $521 million.

➢	Non-interest bearing demand deposits grew to $275 million, up 11% for the year.

➢	Net loans grew $158 million, or 19%, during 2006 to $973 million.

➢	Total revenues grew 10% for the year to $71.5 million, despite the difficult interest rate environment.

➢	Deposit charges and service fees grew 32% for the fourth quarter and 35% for the year.

➢	Net income was $1.5 million and diluted net income per share was $0.24 for the fourth quarter of 2006.

➢	Shareholder equity increased $9.5 million, or 10% to $101.1 million.

➢	Earlier in 2006, the Central Pennsylvania Business Journal named the Company one of the Top Fifty Fastest Growing Companies in Central Pennsylvania for the 10th consecutive year.

New Stores and Expansion Plans

➢
Initiating expansion into Lancaster County, the Company opened its Lititz Pike store in Manheim Township on October 23rd, followed by the opening of a new store on Rohrerstown Road in East Hempfield Township on November 11th.

➢	The two new locations expanded the Company’s network to 30 offices in Berks, Cumberland, Dauphin, Lancaster, Lebanon and York counties.

➢	Consistent with its growth retail model, the Company plans to continue to open new stores in both existing and new markets.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

Deposits

The Company’s deposit growth continues with total deposits at December 31, 2006 reaching $1.6 billion, a $246 million, or 18%, increase over total deposits of $1.4 billion one year ago. Core deposits grew by $268 million, or 20%, over the previous 12 months.

	12/31/06	12/31/05	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$1,578,316	$1,309,926	$268,390	20%

Total Deposits:	1,616,777	1,371,062	245,715	18

Core Deposits

Core deposit growth by type of account is as follows:

	12/31/06	12/31/05	% Increase	4th Qtr 2006 Cost of Funds
	(dollars in thousands)

Demand Non-Interest	$275,137	$248,101	11%	0.00%

Demand Interest Bearing	707,364	525,320	35	3.95

Savings	397,582	346,209	15	2.66

Subtotal	1,380,083	1,119,630	23	2.82

Time	198,233	190,296	4	4.16

Total Core Deposits	$1,578,316	$1,309,926	20%	2.99%

Core deposit growth by type of customer is as follows:

	12/31/06	% Total	12/31/05	% Total	% Increase
	(dollars in thousands)

Consumer	$622,312	39%	$591,285	45%	5%

Commercial	520,995	33	389,874	30	34

Government	435,008	28	328,767	25	32

Total	$1,578,316	100%	$1,309,926	100%	20%

Balance Sheet

	12/31/06	12/31/05	% Increase
	(dollars in thousands)

Total Assets:	$1,866,483	$1,641,121	14%

Total Loans (net):	973,033	815,439	19

Core Deposits:	1,578,316	1,309,926	20

Total Deposits:	1,616,777	1,371,062	18

Income Statement

	Three Months Ended			Year Ended
	December 31			December 31
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands, except per share data)

Total Revenues:	$18,190	$16,107	13%	$71,543	$65,061	10%

Total Expenses:	16,010	13,790	16	59,294	50,403	18

Net Income:	1,522	1,476 *	3	7,254	8,817	(18)

Diluted Net Income Per Share:	$0.24	$0.23 *	4	$1.12	$1.38	(19)

* Includes non-recurring charges of $612,000, net of tax, in the fourth quarter of 2005.

Lending

Net loans increased $158 million, or 19%, to $973 million from $815 million a year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	12/31/06	% of Total	12/31/05	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$317,304	32%	$233,567	29%	$83,737	36%
Owner Occupied	123,573	13	118,960	14	4,613	4

Total Commercial	440,877	45	352,527	43	88,350	25

Consumer/Residential	281,498	29	242,446	29	39,052	16
Commercial Real Estate	260,343	26	229,697	28	30,646	13

Gross Loans	$982,718	100%	$824,670	100%	$158,048	19%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	12/31/2006	9/30/2006	12/31/2005

Non-Performing Assets/Assets	0.19%	0.21%	0.16%
Net Loan Charge-Offs/Avg Total Loans	0.02%	0.05%	(0.03)%
Loan Loss Reserve/Gross Loans	0.99%	1.03%	1.12%
Non-Performing Loan Coverage	287%	265%	364%
Non-Performing Assets/Capital
and Reserves	3%	3%	3%

Non-performing assets and loans past due 90 days at December 31, 2006 totaled $3.5 million, or 0.19%, of total assets, versus $2.7 million, or 0.16%, of total assets one year ago.

Net Income and Net Income Per Share

Net income totaled $1.52 million for the fourth quarter of 2006 as compared to net income of $1.48 million for the fourth quarter of 2005. For the year ended December 31, 2006, net income totaled $7.3 million, down $1.6 million, or 18%, vs. net income of $8.8 million for the year ended December 31, 2005.

Net income per fully diluted share for the fourth quarter was $0.24, vs. $0.23 recorded for the same period a year ago. On a fully diluted per share basis, net income for the year ended December 31, 2006 was $1.12 compared to $1.38 for the year ended December 31, 2005.

	Three Months Ended			Year Ended
	December 31			December 31
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands, except per share data)

Net Income:	$1,522	$1,476 *	3%	$7,254	$8,817 *	(18)%

Diluted Net Income
Per Share:	$0.24	$0.23 *	4	$1.12	$1.38 *	(19)

* Includes non-recurring charges of $612,000, net of tax, in the fourth quarter of 2005.

Total Revenues

	Three Months Ended			Year Ended
	December 31			December 31

	2006	2005	% Increase	2006	2005	% Increase
	(dollars in thousands)

Total Revenues:	$18,190	$16,107	13%	$71,543	$65,061	10%

Total revenues (net interest income plus non-interest income) for the fourth quarter increased $2.1 million, to $18.2 million, a 13% increase over the fourth quarter of 2005. Total revenues for the year ended December 31, 2006 increased by $6.5 million, or 10%, over year ended December 31, 2005.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter 2006 totaled $13.0 million, a 1% decrease from the $13.1 million recorded a year ago as a result of the inverted yield curve interest rate environment. For the year ended December 31, 2006, net interest income totaled $52.8 million, up $1.9 million, or 4%, over the $50.9 million recorded in the year ended December 31, 2005. The Company’s core deposit growth fueled volume increases in the level of interest earning assets, which resulted in the increase in net interest income for the year.

The net interest margin for the fourth quarter of 2006 was 3.03%, down 11 basis points from 3.14% for the third quarter of 2006 and compared to 3.45% for the fourth quarter of 2005. The decrease in net interest margin is the result of the inverted shape of the yield curve throughout the second half of 2006.

On a tax equivalent basis, the Company recorded $13.2 million in net interest income in the fourth quarter of 2006, the same amount as recorded the fourth quarter of 2005. Net interest income on a tax equivalent basis totaled $53.4 million for the year ended December 31, 2006, up $2.1 million, or 4%, over the year ended December 31, 2005.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits. The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the current interest rate environment.

	Net Interest Income
December	Volume	Rate	Total	%
2006 vs. 2005	Increase	Change	Increase	Increase
	(dollars in thousands)

Year Ended	$ 6,499	$ (4,613)	$ 1,886	4

Excluding the impact of the negative rate change, the Company’s net interest income would have increased 13% for year ended December 31, 2006.

Non-Interest Income

Excluding net investment securities gains and losses, non-interest income for the fourth quarter of 2006 increased by $1.2 million, or 32%, over the fourth quarter one year ago. On the same basis, non-interest income for the year 2006 (excluding securities gains and losses) totaled $18.6 million, up $4.4 million, or 31%. The growth in non-interest income for the fourth quarter and for the year ended December 31, 2006 was reflected in increased deposit charges and service fees as depicted below:

	Three Months Ended			Year ended
	December 31			December 31
	2006	2005	% Change	2006	2005	% Change
	(dollars in thousands)			(dollars in thousands)

Deposit Charges
& Service Fees	$4,574	$3,471	32%	$16,816	$12,430	35%

Other Income	466	348	34	1,776	1,786	(1)

Subtotal	5,040	3,819	32	18,592	14,216	31

Net Investment Securities Gains/(Losses)	160	(859)	-	160	(60)	-

Total Non-Interest Income	$5,200	$2,960	76%	$18,752	$14,156	32%

Non-Interest Expenses

Non-interest expenses for the fourth quarter of 2006 were $16.0 million, up 16% from $13.8 million a year ago. Non-interest expenses for the year ended December 31, 2006 were $59.3 million, up 18% from $50.4 million a year ago. The increases in non-interest expenses for the quarter were widespread across all categories, reflecting the Company’s continued growth. The Company remains focused on controlling costs while continuing to execute its growth strategy.

Investments

At December 31, 2006, the Company’s investment portfolio totaled $712 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at December 31, 2006.

	Available	Held to
Product Description	for Sale	Maturity	Total
(in thousands)
Mortgage-backed Securities:

Federal Agencies Pass Through
Certificates (AAA Rated)	$82,601	$94,773	$177,374

Collateralized Mortgage
Obligations (AAA Rated)	304,650	37,206	341,856

U.S. Government Agencies/
Other	4,807	187,649	192,456

Total	$392,058	$319,628	$711,686

Duration (in years)	3.25	3.08	3.17

Average Life (in years)	4.63	5.60	5.06

Quarterly Average Yield	5.33%	5.30%	5.31%

At December 31, 2006, the after tax depreciation of the Company’s available for sale portfolio was $4.4 million.

Capital

Stockholders’ equity at December 31, 2006 totaled $101.1 million, an increase of $9.5 million, or 10%, over stockholders’ equity of $91.6 million at December 31, 2005. Return on average stockholders’ equity (ROE) for the fourth quarter and year ending December 31, 2006 and 2005 is shown in the table below:

Return on Equity

Three Months Ended		Year Ended

12/31/06	12/31/05	12/31/06	12/31/05

6.00%	6.50%	7.58%	9.91%

The Company’s capital ratios at December 31, 2006 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.31%	5.00%
Tier 1	10.00	6.00
Total Capital	10.72	10.00

Shareholder Returns

	As of December 31, 2006

	Commerce	S & P Index

1 Year	(17)%	16%

5 Years	10%	6%

10 Years	15%	8%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the “FRB”); inflation; interest rate, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); the impact of the rapid growth of the Company; the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company; changes in the Company’s allowance for loan losses; effect of terrorists attacks and threats of actual war; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to differ materially from the future results, performance or achievements the Company has anticipated in such forward-looking statements. You should note that many factors, could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained or incorporated by reference in this document. Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company.